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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE


CONTACT:          Barry Susson                   Tom Ryan
                  Chief Financial Officer        (203) 222-9013
                  (215) 676-6000 x362

                                       OR

OF:               Deb Shops, Inc.                Integrated Corporate Relations
                  9401 Blue Grass Road           24 Post Road East
                  Philadelphia, PA  19114        Westport, CT  06880

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       DEB SHOPS, INC. REPORTS JULY, SECOND QUARTER AND YEAR-TO-DATE SALES

Philadelphia - August 5, 2004 - Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales increased 5.8% for the month ended July 31, 2004. Total sales increased 6.0% to $23.9 million from $22.6 million for the month ended July 31, 2003. For the quarter ended July 31, 2004 comparable store sales decreased 0.5% and total sales decreased 0.3% to $72.6 million from $72.8 million for the prior year quarter. During the six-month period ended July 31, 2004, comparable store sales increased 0.9% and total sales increased 1.9% to $145.6 million from $142.8 million for the prior year period.

The Company reports financial results on the calendar month, therefore, differences in timing will occur when comparing Deb Shops' results to those of retailers reporting on a 4-5-4 calendar. During the month of July 2004 there were five Fridays and five Saturdays compared to four Fridays and four Saturdays in July 2003.

For the remainder of fiscal year 2005, Deb Shops, Inc. will report monthly sales according to the following calendar:

Month End                     Reporting Date
---------                     --------------
August 2004                   September 2, 2004
September 2004                October 7, 2004
October 2004                  November 4, 2004
November 2004                 December 2, 2004
December 2004                 January 6, 2005
January 2005                  February 3, 2005

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 328 specialty apparel stores in 41 states under the DEB and Tops 'N Bottoms names.

                                       END